RECEIVED FOR RECORD from Richards, Layton & Finger, One Rodney Square, P.O. Box 551, Wilmington, DE 19899:
DEED of Michael P. Walsh, Sheriff of New Castle County to Teachers Insurance and Annuity Association of America
DATED:  December 8, 1994
AND RECORDED this        day of             , 1994.



                                             Recorder of Deeds
                                             New Castle County




                                             Sheriff's Deed Lev. Fac.

Grantee's Address:                           Prepared By:
730 Third Avenue                             Diane R. Younger
New York, NY  10017-3206
                                             Mail To:
                                             Frederick L. Cottrell,III
                                             Richards, Layton & Finger
                                             P.O. Box 551
                                             Wilmington, DE  19899

                                             Parcel #26.035.20.103

         TO ALL PEOPLE TO WHOM THESE PRESENTS SHALL COME:

I, Michael P. Walsh, Sheriff of New Castle County, in the State of Delaware, Send Greetings:

    WHEREAS, TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, A NEW YORK CORPORATION AS ASSIGNEE OF BANK OF DELAWARE, A DELAWARE CORPORATION,

Lately in the Superior Court of said State, before the Judges thereof at Wilmington, by the writ and by the judgment of the Court recovered against EXCELSIOR ASSOCIATES, L.P., A DELAWARE LIMITED PARTNERSHIP ("Mortgagor") as well a certain debt of TWELVE MILLION FIVE HUNDRED SEVENTY THOUSAND ONE HUNDRED EIGHTY THREE AND 85/100 DOLLARS ($12,570,183.85) lawful money of the State of Delaware, with interest on the same at $4,932.05 per diem to the 7th day of November, A.D., 1994 as also the sum of $125.00 which to the said TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, A NEW YORK CORPORATION AS ASSIGNEE OF BANK OF DELAWARE, A DELAWARE CORPORATION in the said Superior Court, before the Judges thereof, were adjudged for its costs and charges by it in and about its suit in that behalf expended, and by the same Court awarded to be levied out of:

    ALL that certain tract, piece or parcel of land known as Nos. 824 thru 834, North Market street and 835 and 837 North King Street situated between East 8th and East 9th Streets, North King and North Market Streets, City of Wilmington, New Castle County, Delaware, and more particularly founded and described as follows:
    BEGINNING at a point on the southeasterly side of North Market Street (at 65.5 feet wide), said point being a corner for lands now or formerly of the Wilmington Savings Fund Society and being distant southwesterly measured along the said southeasterly side of North Market Street, 86.58 feet from its intersection with the southwesterly side of East 9th Street, said southeasterly side of East 9th Street being distant southwesterly 30.5 feet therefrom measured right angles thereto the monument line (former centerline of East 9th Street);
    THENCE from said point of Beginning southeasterly parallel with East 9th Street and along the southwesterly line of said lands now or formerly of the Wilmington Savings Fund Society through a party wall 211.03 feet to a point on the northwesterly side of North King Street (at 65.5 feet wide);
    THENCE southwesterly along the said northwesterly side of North King Street, 118.32 feet to a point a corner for lands of Emidio G. Troiani et al., said point being distant 260.44 feet northeasterly measured along the said northwesterly side of North King Street from its intersection with the northeasterly side of East 8th Street;
    THENCE northwesterly along the northeasterly line of said lands nor or formerly of Emidio G. Troiani et al., parallel with East 9th Street,
79.5 feet to a point;

    THENCE southwesterly along the northwesterly line of said lands now or formerly of the Emidio G. Troiani et al. and parallel with North King Street, 27.82 feet to a point in the northeasterly line of lands now or formerly of the Grand Opera House, Inc.;
    THENCE along the said northeasterly line of lands now or formerly of the Grand Opera House, Inc. and parallel with East 8th street, 131.5 feet to a point on the said southeasterly side of North Market Street, said point being distant northeasterly measured along the said southeasterly side of North Market Street, 232.63 feet from its intersection with the said northeasterly side of East 8th Street;
    THENCE northeasterly along the said southeasterly side of North
Market Street, 146.17 feet to the point and place of Beginning.
    CONTAINING within said metes and bounds, 28,636 square feet of land be the same more or less.
    TOGETHER with benefit of Shared Sight Easement and restrictive covenants set forth in Deed of record in the Office for the Recording of Deeds in and for New Castle County, Delaware, in Deed Record W, Volume 116, Page 79.
    TOGETHER with all right, title and interest of Mortgagor, including any after-acquired title or reversion, in and to the beds of the ways, street, avenues and alleys adjoining the said premises, and in and to all strips, gaps and gores on all sides thereof; and
    TOGETHER with all and singular the tenements, hereditaments, easements, appurtenances, passages, waters, water courses, riparian rights, other rights, liberties and privileges thereof or in any way now or hereafter appertaining, including any other claim at law or in equity as well as any after-acquired title, franchise or license and the reversions and remainder and remainders thereof; and
    TOGETHER with all rents, issues, proceeds and profits accruing and to accrue from said premises; and
    TOGETHER with all buildings and improvements of every kind and description now or hereafter erected or placed thereon and all materials intended for constructing, re-constructing alteration and repairs of such improvements now or hereafter erected thereon, all of which shall be deemed to be included within the mortgaged premises immediately upon delivery thereof to said premises, and all fixtures and articles of personal property now or hereafter owed by Mortgagor and attached to or contained in and used in connection with said premises, including but not limited to all furniture, furnishings, blinds, carpeting, apparatus, machinery, motors, elevators, fittings, radiators, gas ranges, ice boxes, mechanical refrigerators, awnings, shades, screens, office equipment and other furnishings, and all plumbing, heating, lighting, cooking, laundry, ventilating, refrigerating, incinerating, air conditioning and sprinkler equipment and fixtures and appurtenances thereto, and all renewals or replacements thereof or articles in substitution therefore, whether or not the same are or shall be attached to said building or buildings in any manner; and
    TOGETHER with the benefit of that certain Easement Agreement dated the 5th day of June, 1984 by and between the City of Wilmington, a Municipal corporation of the State of Delaware and Excelsior Associates, L.P., a Delaware limited partnership and recorded in the Recorder's Office of New Castle County, Delaware in Deed 137, Page 166 on July 30, 1984.
    BEING the same lands and premises which were granted and conveyed unto Excelsior Associates, L.P. a Delaware limited partnership, by Deed of Excelsior Associates, a Delaware general partnership, dated June 3, 1982 of record in the Office of the Recorder of Deeds in and for New Castle County, Delaware in Deed Record Volume Q118, Page 303 and commonly known as the "Excelsior Building," 824 Market Street, Wilmington, Delaware.

Together with all singular the buildings and improvements of every kind whatsoever, ways, waters, water courses, rights, liberties, privileges, hereditaments, and appurtenances, whatsoever thereunto belonging or in any wise appertaining.

And Whereas, Afterwards by a Writ of Lev. Fac. #36 AU 1994 issuing out of the said Superior Court, tested at Wilmington, the 19th day of August,
A.D., 1994 and to me the said Sheriff directed, I was commanded that out of the above described lot, piece or parcel of land with the improvements, hereditaments, appurtenances to it belonging, in my Bailiwick, I should cause to be made without delay the aforesaid debt of TWELVE MILLION FIVE HUNDRED SEVENTY THOUSAND ONE HUNDRED EIGHTY THREE AND 85/100 DOLLARS ($12,570,183.85)
with interests on the same as aforesaid, also the sum of $125.00 the costs and charges aforesaid, and that I should have that money before the Judges of the said Superior Court of Wilmington on Monday, the 7th day of November, A.D., 1994 then next, to render to the said TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, A NEW YORK CORPORATION AS ASSIGNEE OF BANK OF DELAWARE, A DELAWARE CORPORATION for its debt and interest, costs and charges aforesaid, and that writ, at which said day, I the said Sheriff, to the Judges aforesaid did certify and return that by virtue of the said writ to me directed, after due and public notice by me given, I did expose to sale the hereinbefore mentioned and described lot, piece or parcel of land with the improvements, hereditaments, and appurtenances, and the same did sell on the 11th day of October, A.D., 1994 to TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA for the sum of TWELVE MILLION FIVE HUNDRED SEVENTY THOUSAND AND 00/100 DOLLARS ($12,570,000.00) being the highest and best bidder, at a public vendue, for the same as by the said writ and the return thereon fully appears.

Now Know Ye, That I the said Michael P. Walsh, Sheriff as aforesaid, for and in consideration of the said sum of TWELVE MILLION FIVE HUNDRED SEVENTY THOUSAND AND 00/100 DOLLARS ($12,570,000.00) lawful money to me in hand paid by the said TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA at or before the sealing and delivery hereof, the receipt hereof acknowledged, and by virtue of the proceedings aforesaid and of the Act of Assembly in such case made and provided, have granted bargained, sold, aliened, enfeoffed, released, conveyed and confirmed, and by these presents do grant, bargain, sell, alien, enfeoff, release, convey and confirm unto the said TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA and to its successors and assigns all the hereinbefore mentioned and described lot, piece or parcel land, together with all and singular the buildings and improvements of every kind whatsoever, ways, waters, water courses, rights, liberties, privileges, hereditaments, and appurtenances, whatsoever thereunto belonging or in any wise appertaining, and the reversions and remainders, rents, issues, and profits thereof, and also all the estate, right, title, interest, use, possession, property, claim and demand whatsoever of the said Mortgagor in law, equity, or otherwise whatsoever, of, in, and to the same and every part and parcel thereof: To have and to hold the said lot, piece or parcel of land hereinbefore described hereditaments and premises hereby granted and mentioned, or intended so to be, with the appurtenances unto the said TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, its successors and assigns, to and for the only proper use and behoof of the said TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, its successors and assigns forever, as fully and amply and for such estate and estates and under such rents and services as the said Mortgagor had and held the same at or before the taking thereof in execution.


In Witness Whereof, I, the said Michael P. Walsh, Sheriff as aforesaid,
have hereunto set my hand and seal the     day of           A.D., 1994.

SIGNED AND DELIVERED
IN THE PRESENCE OF



                                      MICHAEL P. WALSH
(SEAL)

State of Delaware         )
                          )s.
New Castle County         )


    Be It Remembered, that on this     day of the        A.D., 1994
personally came before me, the Notary Public of the State of Delaware, Michael P. Walsh, Sheriff of New Castle County, Party to this Deed Poll, or Instrument of Writing know to me personally to be such and acknowledged this Deed Poll, or Instrument of Writing to be his Deed.

    Given under my hand and seal of office the day and year aforesaid.



                   NOTARY PUBLIC